Exhibit 99.1

January 13, 2014

Sent via Email

The Bank of New York Mellon Trust Company, N.A.
2 N. LaSalle Street, Suite 1020
Chicago, Illinois  60602
Attn:  Mary Callahan, Vice President

mary.callahan@bnymellon.com

Re:           Settlement Notice for all Conversions of Alliance Data Systems Corporation’s 4.75% Convertible Senior Notes due 2014 (CUSIP 018581 AC2) occurring on or after January 13, 2014

Pursuant to Sections 15.02(b)(i) and 15.02(b)(iii) of that certain Indenture dated as of June 2, 2009 regarding Alliance Data Systems Corporation’s 4.75% Convertible Senior Notes due 2014 (the “Indenture”), please be advised that Alliance Data Systems Corporation intends to satisfy its Conversion Obligation for all conversions occurring on or after January 13, 2014 by paying solely cash.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

The Settlement Amount will be computed pursuant to Section 15.02(b)(iv)(B) of the Indenture and the Cash Settlement Averaging Period will extend from March 17, 2014 through May 12, 2014.  The Settlement Amount will be delivered by the third Trading Day immediately following the last Trading Day of the Cash Settlement Averaging Period in compliance with Section 15.02(e) of the Indenture, which will be May 15, 2014—the Maturity Date.

Please feel free to contact me with any questions.

Regards,

/s/ Cynthia L. Hageman

Cynthia L. Hageman
Vice President, Assistant General Counsel

cc:	Charles L. Horn, Executive Vice President and Chief Financial Officer Brian B. Gore, Senior Vice President and Treasurer